Exhibit (c)(4)
 DRAFT    Project River  S UP P LE M E N TA L M ATE RIA L S  1 3 A U G U S T 2 0 2 0  C O N F I D E N T I A L

DRAFT
CONFIDENTIAL
PRIVILEGED & CONFIDENTIAL
DRAFT – SUBJECT TO REVIEW AND MATERIAL CHANGE
W.I.P
PROJECT RIVER

Disclaimer

The information herein has been prepared by Lazard Frères & Co. LLC ("Lazard") based upon information supplied by you, the Special Committee of Hudson Ltd. ("Hudson" or the "Company") or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. Lazard is not making any assessment regarding impact or the economic effects of the COVID-19 virus, including with respect to the potential impact or effects on the future financial performance of the Company. Subsequent developments, including, without limitation, in relation to COVID-19, may affect the forecasts and other information set out in this document and Lazard assumes no responsibility for updating or revising this document based on circumstances or events after the date hereof. These materials and the information contained herein are confidential and, other than as required by applicable law, may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

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 DRAFTP R O J E C T R I V E R      PRIVILEGED & CONFIDENTIALDRAFT – SUBJECT TO REVIEW AND MATERIAL CHANGE  W.I.P                      Offer Value / Share  $6.50  $8.00  $8.25  $8.50  $8.75  $9.00  % vs. Current ($5.34)  22%  50%  54%  59%  64%  69%  39%  72%  77%  82%  88%  93%  (59%)  (49%)  (48%)  (46%)  (44%)  (43%)  FDSO  93.4  93.4  93.4  93.4  93.4  93.4  Implied Equity Value  $607  $747  $770  $794  $817  $840  Net Debt  340  340  340  340  340  340  59  59  59  59  59  59  NCI2Equity Investments3  (6)  (6)  (6)  (6)  (6)  (6)  Implied Enterprise Value  $6.00 $6.2512% 17%29% 34%(62%) (60%)93.4 93.4$560 $584340 34059 59(6) (6)$954 $977  $1,000  $6.75 $7.0026% 31%45% 50%(57%) (55%)93.4 93.4$630 $654340 34059 59(6) (6)$1,024 $1,047  Illustrative Offer Price Range$7.25 $7.50 $7.7536% 40% 45%55% 61% 66%(54%) (52%) (51%)93.4 93.4 93.4$677 $700 $724340 340 34059 59 59(6) (6) (6)$1,070 $1,094 $1,117  $1,141  $1,164  $1,187  $1,211  $1,234  EBITDA   2019A  $211  4.5x  4.6x  4.7x  4.9x  5.0x  5.1x  5.2x  5.3x  5.4x  5.5x  5.6x  5.7x  5.9x  2022E  $151  6.3x  6.5x  6.6x 6.8x  7.0x  7.1x  7.3x  7.4x  7.6x  7.7x  7.9x  8.0x  8.2x  2023E  $213  4.5x  4.6x  4.7x  4.8x  5.0x  5.1x  5.3x  5.4x  5.5x  5.6x  5.7x  5.8x  Implied EV / EBITDA          % vs. 30-Day VWAP ($4.66)% vs. 52 Week High ($15.72)1  Travel Retail  Median  6.7x  Travel Retail  Mean  7.0x4.9x  Travel Retail  Median6.5x  Travel Retail  Mean7.6x  Hudson Analysis at Various Prices($ in millions, except per share data)  Source: Hudson Management Business Plan (Cases 1 and 2) as of 8/4/2020, Company filings, FactSet as of 8/12/2020.1 As of 1/8/2020.  23  NCI at book value of $59m as of 6/30/2020.Equity Investments at book value of $6m as of 6/30/2020.  Original Offer(7/6/2020)$6.25    Revised Offer(8/12/2020)$7.00    1

PRIVILEGED & CONFIDENTIAL
DRAFT – SUBJECT TO REVIEW AND MATERIAL CHANGE

W.I.P

DRAFT

PROJECT RIVER

Comparable Company Analysis – Travel Retail

($ in billions, except per share data; calendarized to FYE December 31)

		Share Price (08/12/20)	% of 52-Week High	MV	EV[1]	EV / Revenue 2019A	EV / Revenue 2021E	EV / Revenue 2022E	Revenue CAGR[2] '19A-'22E	EV / EBITDA[3] 2019A	EV / EBITDA[3] 2021E	EV / EBITDA[3] 2022E	EBITDA CAGR[2] '19A-'22E	EV / EBIT 2019A	EV / EBIT 2021E	EV / EBIT 2022E	EBIT CAGR[2] '19A-'22E	Price / Earnings 2019A	Price / Earnings 2021E	Price / Earnings 2022E	EPS CAGR[2] '19A-'22E	Net Debt[1]	2019A Net Leverage[4]
Travel Retail	Dufry	CHF28.45	28.8%	$1.7	$6.1	0.63x	0.87x	0.71x	(3.7%)	6.6x	8.5x	6.3x	1.4%	7.3x	25.8x	11.1x	(13.2%)	4.1x	n.a.	7.9x	(19.8%)	$4.0	4.3x
Travel Retail	Lagardere	€15.34	72.0%	2.4	4.9	0.57x	0.69x	0.64x	(3.9%)	6.4x	8.9x	7.1x	(3.2%)	10.9x	25.2x	13.8x	(7.5%)	9.9x	21.5x	11.6x	(5.1%)	2.4	3.2x
Travel Retail	Autogrill	€4.43	45.1%	1.3	2.6	0.44x	0.55x	0.47x	(2.0%)	4.8x	7.1x	5.4x	(4.3%)	7.2x	n.a.	15.5x	(22.5%)	9.6x	n.a.	29.0x	(30.7%)	1.2	2.2x
Travel Retail	SSP Group	£2.48	34.4%	1.8	2.4	0.76x	0.82x	0.72x	(2.9%)	8.5x	17.1x	6.6x	(5.2%)	16.2x	32.5x	11.3x	(10.0%)	20.5x	n.a.	13.6x	(16.6%)	0.6	2.1x
Travel Retail	WH Smith	£10.62	40.0%	1.8	2.3	1.41x	1.43x	1.26x	0.3%	13.3x	12.4x	9.8x[5]	(4.9%)	20.9x	15.5x	11.6x	(1.7%)	18.9x	28.0x	12.7x	(10.2%)	0.5	2.8x
Travel Retail	Valora	CHF161.20	55.7%	0.7	1.0	0.46x	0.49x	0.48x	(0.9%)	6.0x	7.8x	6.8x	(4.3%)	10.3x	13.5x	11.7x	(4.1%)	8.6x	18.5x	13.0x	(12.8%)	0.3	2.0x
	Median		**42.6%**	**1.8**	**2.5**	**0.60x**	**0.75x**	**0.68x**	**(2.4%)**	**6.5x**	**8.7x**	**6.7x**	**(4.3%)**	**10.6x**	**25.2x**	**11.7x**	**(8.8%)**	**9.8x**	**21.5x**	**12.9x**	**(14.7%)**	**0.9**	**2.5x**
	Mean		**46.0%**	**1.6**	**3.2**	**0.71x**	**0.81x**	**0.71x**	**(2.2%)**	**7.6x**	**10.3x**	**7.0x**	**(3.4%)**	**12.1x**	**22.5x**	**12.5x**	**(9.8%)**	**11.9x**	**22.6x**	**14.6x**	**(15.9%)**	**1.5**	**2.7x**
Hudson	**Hudson (Management)**	**$5.34**	**34.0%**	**0.5**	**0.9**	**0.46x**	**0.62x**	**0.52x**	**(4.0%)**	**4.2x**	**19.7x**	**5.9x**	**(10.6%)**	**9.7x**	**n.a.**	**16.2x**	**(15.8%)**	**8.2x**	**n.a.**	**9.7x**	**(5.4%)**	**0.3**	**1.6x**
Hudson	**Hudson (Consensus)**	**$5.34**	**34.0%**	**0.5**	**0.9**	**0.46x**	**0.67x**	**0.61x**	**(9.3%)**	**4.2x**	**12.9x**	**6.4x**	**(13.0%)**	**9.7x**	**n.a.**	**18.5x**	**(19.3%)**	**8.2x**	**n.a.**	**10.4x**	**(7.4%)**	**0.3**	**1.6x**

Source: Company filings, FactSet as of 8/12/2020.
Note: FYE corresponds to Hudson's fiscal year (e.g., FYE 2020 represents the year ending 12/31/2020).
1 Figures exclude the impact of IFRS 16.
2 CAGR calculations are based on non-calendarized fiscal year figures for comparability purposes.
3 Calculation is based on pre-IFRS 16 EBITDA figures.
4 Net leverage calculated as current net debt divided by 2019A EBITDA.
5 WH Smith 2022 multiples calculated based on non-calendarized FYE 2022 (8/31/2022) estimates.

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